1-800FLOWERS.COM, Inc. Logo


Media Contacts                                          Investor Contact
Lisa Henry                      Ken Young               Joseph D. Pititto
(614) 891-8822                  (516) 237-6102          (516) 237-6131
lhenry@cherylandco.com
                                kyoung@1800flowers.com  invest@1800flowers.com


1-800-FLOWERS.COM(R) To Acquire Cheryl & Co., A Leading Multi-Channel Retailer of Cookies and Other Baked Gifts

1-800-FLOWERS.COM to add Cheryl & Co.'s highly regarded baked goods to its fast growing food, wine and gift basket offerings for consumer and corporate gifting.


Westbury, NY, March 11, 2005 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the leading florist and retailer of thoughtful gifts for all occasions and Cheryl & Co., Inc., a Westerville, Ohio-based manufacturer and seller of cookies and related baked gift items, today announced that the companies have signed a definitive merger agreement under which 1-800-FLOWERS.COM will acquire all of the stock of Cheryl & Co. in an all-cash purchase valued at approximately $40 million. The agreement is subject to a final vote of Cheryl & Co. shareholders and is expected to close by March 31, 2005.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We are pleased and excited to be adding the wonderful Cheryl & Co.-branded line of baked gifts, as well as the very talented founder and CEO Cheryl Krueger and her team to 1-800-FLOWERS.COM. Delicious cookies, cakes and other baked goods are among the fastest growing gifts in our Food, Wine and Gift Basket category. In our review of this category, Cheryl & Co. consistently stood out as a leader with its excellent product quality, exceptional package design and innovative gift presentation."

McCann noted that "Cheryl & Co. has a history of strong sales growth that we believe we can accelerate by leveraging our operating platform, including our e-commerce technology, customer service and fulfillment capabilities, as well as our expanded corporate sales force and database of more than 15 million customers. Importantly, when combined with our other food gift offerings, this acquisition will increase our annual revenues in the fast growing Food, Wine and Gift Basket category to more than $100 million." McCann said he expected the acquisition to be accretive to the Company's EPS and cash flow in fiscal 2006.

Cheryl Krueger, founder and CEO of Cheryl & Co. said "This is the perfect match. We are proud to be a part of the 1-800-FLOWERS.COM team and we look forward to expanding our businesses in an even more dynamic and exciting way. Our accelerated growth plan is a significant opportunity, especially for our associates, the Westerville and central Ohio business communities, our vendors and of course our customers. Both Cheryl & Co. and 1-800-FLOWERS.COM are built on similar core values and together we will continue our focus on the best customer service and outstanding product integrity."

                                                           (more)


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1-800-FLOWERS.COM to Acquire Cheryl & Co., pg. 2:


About Cheryl & Co.
In 1981, equipped with an old-fashioned cookie recipe passed down from her grandmother, a degree in business and home economics and high-profile business experience, Cheryl Krueger started Cheryl's Cookies, a single store cookie company that has evolved into the multimillion dollar corporation it is today. As President and Chief Executive Officer, Cheryl continues to lead the company's operations, management, product development and marketing. In 1988, the company's growth inevitably led to the changing of its name to Cheryl & Co. to reflect the diverse product development of gourmet-baked goods and specialty gift items. Cheryl & Co. offers a wide array of gourmet desserts including award-winning cookies, brownies and cheesecakes, all in distinctive gift packaging. The company has a direct marketing division including a fast-growing e-commerce business and catalogue marketing operations, a retail division and a Business Gift Services division which offers gifts to corporations that in turn use them as employee incentives and client gifts. Cheryl & Co. was named one of the country's "Top 500 Women-Owned Businesses" for the last four consecutive years. In 1999 Cheryl was selected as "Entrepreneur of the Year" by Working Women magazine.

About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choicesm" - has been providing customers across the nation with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped Fresh From Our Growerssm. Customers can shop 1-800-FLOWERS.COM 24 hours a day, 7 days a week via the phone or Internet (1-800-356-9377 or http://www.1800flowers.com) or by visiting a Company-operated or franchised store. Gift advisors are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1-800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com) and wine gifts from the WineTasting Network(R) (www.ambrosiawine.com and www.winetasting.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to grow its revenues; its ability to integrate and profitably grow the businesses of Cheryl & Co., assuming the acquisition is completed, and its other acquired companies; the risk that all conditions to the completion of the Cheryl & Co. acquisition are satisfied, including the receipt of approval by Cheryl & Co.'s shareholders, and that the acquisition closes; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, or in any of its SEC filings, except as may be otherwise stated by the Company.
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